THE ARMADA ADVANTAGE FUND
                                 AMENDMENT NO. 2
                                       TO
                              DECLARATION OF TRUST


I, Audrey C. Talley, do hereby certify as follows:

1.      That I am the duly  elected  Secretary of The Armada  Advantage  Fund, a
        Massachusetts   business  trust  (hereinafter   called  the  "Trust"  or
        "Advantage");

2. That in such capacity I have examined records of actions taken by the Board of Trustees of the Trust;

3. That the current Trustees of the Trust duly adopted the following resolutions on February 11, 2005;

Change of Name of Trust
-----------------------

        RESOLVED, that pursuant to Section 10.8.c of Advantage's Declaration of Trust, the trust name of "The Armada Advantage Fund" be, and it hereby is, changed to the "Allegiant Advantage Fund" effective on June 10, 2005; and it is

        FURTHER, RESOLVED, that Advantage's officers be, and each hereby is, authorized and directed to do or cause to be done all such other acts and things and to make, execute and deliver any and all papers and documents in the name and on behalf of Advantage, under its seal or otherwise, as they, or any of them, may, with the advice of counsel to Advantage, deem necessary and desirable to carry out the intent of the foregoing resolutions, such determination to be conclusively evidenced by such actions.


4. That the foregoing resolutions remain in full force and effect as of the date hereof.

5. That this Amendment No. 2 to the Declaration of Trust shall be effective on June 13, 2005.

Dated: February 11, 2005

Subscribed to and Sworn to Before                    /s/  Audrey C. Talley
Me this 11th day of February, 2005                   ---------------------
                                                     Audrey C. Talley

/s/ Pamela J. Pierce
--------------------
Notary Public